Exhibit 99.1
NEWS RELEASE

One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100

For Immediate Release

Media:	Peter J. Faur
(602) 366-7993
Investors:	Stanton K. Rideout
(602) 366-8589
Phelps Dodge Reports Fourth Quarter Net Income of $121.3 Million, or $1.19 Per Share
(Includes Net Special Charges of $204.2 Million, or $2.01 Per Share);
Cash from Operating Activities of $470.6 Million (Net of $200 Million Contributions to Trusts)

2005 Fourth Quarter Highlights
•	Fourth quarter net income was $121.3 million ($1.19 per share); 2004 fourth quarter net income was $341.1 million ($3.40 per share)

•	Fourth quarter net income included after-tax, net special charges of $204.2 million ($2.01 per share); 2004 fourth quarter net income included after-tax, net special charges of $23.1 million (23 cents per share) (see Note 1 to Consolidated Financial Information for additional discussion)

•	On November 2, 2005, Phelps Dodge exercised its option to acquire a controlling interest in the Tenke Fungurume copper/cobalt mining concessions in the Democratic Republic of the Congo

•	The London Metal Exchange (LME) copper price averaged $1.951 per pound in the 2005 fourth quarter, compared with $1.403 in the corresponding 2004 period and $1.704 in the 2005 third quarter

•	The New York Commodity Exchange (COMEX) copper price averaged $2.029 per pound in the 2005 fourth quarter, compared with $1.407 in the corresponding 2004 period and $1.701 in the 2005 third quarter

•	The Metals Week Dealer Oxide mean molybdenum price averaged $29.62 per pound in the 2005 fourth quarter, compared with $25.92 in the corresponding 2004 period and $30.74 in the 2005 third quarter

•	Cash flow from operating activities was $470.6 million for the 2005 fourth quarter, compared with $596.2 million in the corresponding 2004 period and $354.4 million in the 2005 third quarter. In the 2005 fourth quarter, the company contributed $200 million to trusts for postretirement medical and life insurance benefit obligations

Consolidated Results*

			Year Ended
(Dollars in millions except	Fourth Quarter		December 31,
per share amounts)	2005	2004	2005	2004
Sales and other operating revenues	$2,255.6	1,821.0	8,287.1	6,415.2
Operating income	$504.0	432.4	1,764.9	1,474.9
Minority interests in consolidated subsidiaries	$(73.9)	(52.6)	(190.4)	(201.1)
Income from continuing operations before cumulative effect of accounting change	$171.3	344.5	1,583.9	1,023.6
Income (loss) from discontinued operations	$(39.9)	(3.4)	(17.4)	22.7
Net income	$121.3	341.1	1,556.4	1,046.3
Diluted earnings per common share	$1.19	3.40	15.37	10.58
Cash flow from operating activities	$470.6	596.2	1,769.7	1,700.1
Capital outlays and investments	$294.5	157.1	698.2	317.3
Total debt at period end	$694.5	1,096.9	694.5	1,096.9
Total debt-to-capital ratio	9.6%	18.3%	9.6%	18.3%
Total cash at period end	$1,937.5	1,200.1	1,937.5	1,200.1

*Columbian Chemicals’ results for all periods are reflected as discontinued operations — see Note 5
Supplemental Data — Special Items and Provisions

			Year Ended
(Dollars in millions except	Fourth Quarter		December 31,
per share amounts)	2005	2004	2005	2004
Special Items and Provisions Impacting the Consolidated Statement of Income:
Operating income (loss)	$(41.8)	(55.2)	(523.1)	(61.6)
Net income, after taxes and minority interests	$(204.2)	(23.1)	(54.1)	(50.4)
Per share	$(2.01)	(0.23)	(0.53)	(0.51)
The above table reflects the impact of what management believes are special items and provisions. We view special items as unpredictable and atypical of our operations in the period. We believe consistent identification, disclosure and discussion of such items, both favorable and unfavorable, provide additional information to assess the quality of our performance and our earnings or losses. In addition, management measures the performance of our reportable segments excluding special items. This supplemental data is not a substitute for any U.S. generally accepted accounting principles (GAAP) measure and should be evaluated within the context of our GAAP results. Our measure of special items may not be comparable to similarly titled measures reported by other companies. See Note 1 to Consolidated Financial Information for details of special items.
Live audio Webcast on January 31 at 9:30 a.m. (EST); visit: www.phelpsdodge.com for more details

PHOENIX, Jan. 31, 2006 — Phelps Dodge Corp. (NYSE: PD) today reported consolidated net income of $121.3 million, or $1.19 per share, for the 2005 fourth quarter and $1,556.4 million, or $15.37 per share, for the year 2005. Net income included after-tax, net special charges totaling $204.2 million, or $2.01 per share, for the 2005 fourth quarter and after-tax, net special charges totaling $54.1 million, or 53 cents per share, for the year 2005, which are summarized in Note 1. Net income also included a loss from discontinued operations of $39.9 million, or 40 cents per share, in the 2005 fourth quarter, and $17.4 million, or 17 cents per share, for the year 2005. By comparison, the company reported net income of $341.1 million, or $3.40 per share, in the 2004 fourth quarter and $1,046.3 million or $10.58 per share, for the year 2004. Net income included after-tax, net special charges of $23.1 million, or 23 cents per share, in the 2004 fourth quarter and $50.4 million, or 51 cents per share, for the year 2004, which are also summarized in Note 1. Net income also included a loss from discontinued operations of $3.4 million, or 3 cents per share, in the 2004 fourth quarter and income of $22.7 million, or 23 cents per share, for the year 2004.
J. Steven Whisler, chairman and chief executive officer, said: “Phelps Dodge continued its strong performance, and for 2005 posted record annual net income of more than $1.5 billion. While we had a number of unusual special items which reduced our fourth quarter book earnings, our quarterly cash flow from operating activities, including the $200 million used to fund trusts designed to reduce long-term liabilities, remained strong at more than $670 million. We continue to benefit from current prices both of copper and molybdenum, each of which reflects solid market fundamentals and with positive market outlooks.
“We made substantial progress during the year on each of our four priorities for cash—investing appropriately in our existing operations, improving the quality of our asset base, strengthening our balance sheet to improve our financial flexibility and rewarding our shareholders. We will continue to maintain financial discipline by focusing on these priorities with the objective of increasing long-term shareholder value.”
Sales
Consolidated sales and other operating revenues attributable to continuing operations were $2,255.6 million in the 2005 fourth quarter and $8,287.1 million in the year 2005, compared with $1,821.0 million and $6,415.2 million in the corresponding 2004 periods.
The following table reflects the significant components of the change in revenues:

(Dollars in millions)		Year Ended
	Fourth Quarter	December 31,
	2005 vs. 2004	2005 vs. 2004

Higher copper realizations:
PD-produced sales	$116	525
Purchased sales	146	357

	262	882

Higher (lower) copper sales volumes:
PD-produced sales	(62)	(90)
Purchased sales	50	(60)

	(12)	(150)

Higher molybdenum realizations	146	962
Lower molybdenum sales volumes	(30)	(40)
Higher Wire and Cable sales	54	218
Other, net	14	—

	$434	1,872

Phelps Dodge Operations:
Phelps Dodge Mining Co. (PDMC)

PDMC Results

			Year Ended
	Fourth Quarter		December 31,
(Dollars in millions except unit prices)	2005	2004	2005	2004
Sales and other operating revenues	$1,935.3	1,554.1	7,097.5	5,443.4
Operating income before special items and provisions	$574.3	517.3	2,377.2	1,618.0
Special items and provisions in operating income	$(17.9)	(0.9)	(447.3)	(11.3)
Operating income	$556.4	516.4	1,929.9	1,606.7
Minority interests in consolidated subsidiaries	$(72.0)	(51.2)	(184.9)	(196.8)
Capital outlays and investments	$263.2	131.7	622.3	247.2

LME copper price (per lb.)	$1.951	1.403	1.669	1.300
COMEX copper price (per lb.)	$2.029	1.407	1.682	1.290
Metals Week molybdenum oxide price (per lb.)	$29.62	25.92	31.73	16.41

Copper production (own mines, in thousand tons)	306.4	331.2	1,228.0	1,260.6
Copper sales (own mines, in thousand tons)	311.3	329.4	1,238.4	1,268.9
Molybdenum production (own mines, in million lbs.)	14.5	14.1	62.3	57.5
Molybdenum sales (own mines, in million lbs.)	14.7	16.5	59.9	63.1
PDMC operating income before special items and provisions of $574.3 million for the 2005 fourth quarter increased $57.0 million, or 11 percent, compared with the corresponding 2004 period. The increase primarily included the effects of (i) higher copper prices (approximately $367 million), partially offset by higher copper pricing adjustments essentially for our copper collars (approximately $228 million), and (ii) higher molybdenum earnings, including earnings from our primary molybdenum mine (approximately $27 million) and by-product molybdenum contribution (approximately $98 million) primarily due to higher prices. These were partially offset by higher copper production costs (approximately $157 million), lower sales volumes (approximately $27 million) and higher exploration and research expense (approximately $34 million). The higher copper production costs, which exclude by-product molybdenum revenues, were primarily attributable to higher mining and milling costs caused by generally higher mining rates primarily due to lower production volumes and repairs and maintenance (approximately $109 million), higher energy costs (approximately $31 million) and higher smelting, refining and freight costs (approximately $13 million). Refer to Note 3 for a discussion of our zero-premium copper collars and copper put options and the impact on the 2005 fourth quarter and year.

Phelps Dodge Industries (PDI)

PDI Results — Wire and Cable *

			Year Ended
	Fourth Quarter		December 31,
(Dollars in millions)	2005	2004	2005	2004
Sales and other operating revenues	$320.3	266.9	1,189.6	971.8
Operating income before special items and provisions	$3.2	6.6	33.2	30.2
Special items and provisions in operating income	$(15.3)	(3.8)	(18.6)	(11.4)
Operating income (loss)	$(12.1)	2.8	14.6	18.8
Minority interests in consolidated subsidiaries	$(1.9)	(1.4)	(5.5)	(4.3)
Capital outlays and investments	$7.5	6.1	19.5	25.2

*	See Note 5 for a discussion on the Columbian Chemicals sales agreement and operating results.
PDI’s 2005 fourth quarter sales of $320.3 million were $53.4 million, or 20 percent, higher than sales in the 2004 fourth quarter primarily as a result of increased metal prices (approximately $47 million) and increased demand for energy cables and building wire in international markets (approximately $7 million).
Operating income decreased $14.9 million in the 2005 fourth quarter compared with the 2004 fourth quarter primarily due to the impact of higher special, net pre-tax charges ($11.5 million) and lower sales and margins for magnet wire (approximately $4 million). See Note 5 for a discussion of the Magnet Wire sales agreement.
Corporate Matters
At December 31, 2005, consolidated cash (including restricted cash of $20.8 million) totaled $1,937.5 million, of which $833.2 million was held at our international operations.
The following table reflects the U.S. and international components of consolidated cash at December 31, 2005, and December 31, 2004:

(Dollars in millions)	December 31,	December 31,
	2005	2004
U.S. operations:
Phelps Dodge	$1,104.3	678.4

International operations:
Phelps Dodge	570.9	453.3
Minority participants’ shares	262.3	68.4

	833.2	521.7

Total consolidated cash	$1,937.5	1,200.1

Cash provided by operating activities was $470.6 million in the 2005 fourth quarter and $1,769.7 million in the year 2005, compared with $596.2 million and $1,700.1 million in the corresponding 2004 periods. The $69.6 million increase for 2005 primarily reflected higher earnings (approximately $461 million), exclusive of minority interest and net of special items and provisions and higher accounts payable and accrued expenses primarily related to the outstanding copper collars (approximately $303 million); partially offset by higher cash funding for pension plan contributions (approximately $165 million) and funding of trusts for postretirement medical and life obligations ($200 million) and higher working capital requirements primarily for repayment of securitized accounts receivable (approximately $85 million), accounts receivable (approximately $123 million), inventories and supplies (approximately $56 million) and prepaid expense and other current assets (approximately $29 million).
The company’s total debt at December 31, 2005, was $694.5 million, compared with $730.7 million at September 30, 2005, and $1,096.9 million at December 31, 2004. The company’s ratio of debt to total capitalization was 9.6 percent at December 31, 2005, versus 9.8 percent at September 30, 2005, and 18.3 percent at December 31, 2004.
The company continues to take various actions designed to ensure financial flexibility to effectively achieve its operating and strategic objectives:
1.	On December 21, 2005, we made a cash contribution of $200 million to trusts dedicated to funding postretirement medical ($175 million) and life insurance ($25 million) obligations for eligible U.S. employees and retirees. The trusts are intended to qualify as Voluntary Employees’ Beneficiary Association trusts under section 501(c)(a) of the Internal Revenue Code.

2.	On December 22, 2005, we made a cash contribution of $100 million to a trust dedicated to funding the company’s global environmental reclamation and remediation activities. Phelps Dodge expects to contribute an additional $300 million to this trust in the 2006 first quarter.

3.	In December 2005, approximately $240 million (PD’s share), net of withholding taxes of approximately $70 million, was repatriated from certain international locations. In early January 2006, an additional $80 million was repatriated, net of withholding taxes of $21 million.

4.	On December 14, 2005, Cerro Verde entered into a Peruvian bond indenture with an aggregate principal amount not to exceed $250 million. The indenture has been filed for review with, and is subject to the approval of, the National Supervisory Commission of Companies and Securities of Peru. No bonds have been issued under the program.
The company also continues to make progress in the following previously announced strategic matters:
1.	On December 22, 2005, Ojos del Salado S.A.A. (Ojos del Salado) completed a general capital increase transaction, which resulted in Sumitomo Metal Mining Co., Ltd. and Sumitomo Corporation acquiring an equity position in Ojos del Salado totaling 20 percent. As a result of the transaction, Phelps Dodge’s interest in Ojos del Salado was reduced to 80 percent from 100 percent.

The stock issuance transaction resulted in a special, pre- and after-tax gain of $8.8 million for Phelps Dodge associated with our change in interest.

2.	On November 2, 2005, Phelps Dodge, through a wholly owned subsidiary of the company, exercised its option to acquire an indirect controlling interest in the Tenke Fungurume copper/cobalt mining concessions in the Democratic Republic of the Congo (DRC). The action comes after the government of the DRC and La Generale des Carrieres et des Mines (Gecamines), a state-owned mining company, executed amended agreements governing development of the concessions and after approval by DRC presidential decree.
Phelps Dodge now holds an effective 57.75 percent interest in the project, along with Tenke Mining Corp. at 24.75 percent and Gecamines at 17.5 percent (non-dilutable). As part of the transaction, Gecamines will receive asset transfer payments totaling $50 million, including a $15 million payment that was made by Phelps Dodge on November 16, 2005, over a period of five years as specified project milestones are reached. Phelps Dodge is also responsible for funding all pre-development costs and an additional $10 million of asset transfer payments; thereafter, the company and Tenke Mining Corp. are responsible for funding 70 percent and 30 percent, respectively, of any advances. Phelps Dodge has the right to withdraw from the project anytime prior to approval of the bankable feasibility study by paying a $750,000 withdrawal fee. If Phelps Dodge withdraws, Tenke Mining Corp. will then be responsible for funding the remaining project costs, asset transfer payments, and any other advances, if required.
3.	On November 15, 2005, the company entered into an agreement to sell its Columbian Chemicals segment for cash proceeds of approximately $600 million, including approximately $100 million of Columbian’s foreign-held cash to be distributed by Phelps Dodge (see Note 5).

4.	On November 15, 2005, the company entered into an agreement to sell substantially all of its North American magnet wire assets for approximately $125 million in cash, subject to a working capital adjustment at closing. This sale resulted in the recognition of an after-tax asset impairment charge of $4.8 million in the 2005 fourth quarter (see Note 5).

5.	The company is continuing to explore strategic alternatives for Phelps Dodge High Performance Conductors, a unit of Wire and Cable.
On October 20, 2005, the company’s board of directors approved a program to return $1.5 billion in capital to shareholders by the end of 2006, to be implemented in several stages. As part of this program, the board declared a special cash dividend of $5.00 per common share, which was paid to shareholders on December 2, 2005, together with a regular fourth quarter dividend of 37.5 cents per common share. The amount paid for the 2005 fourth quarter was $545.9 million. Based on the company’s then current balance sheet and its then view of 2006 and overall world economic conditions at that time, the board also approved a share repurchase program of up to $1 billion. The company, however, may issue additional special dividends in lieu of share repurchases. The timing, form and amounts of additional distributions during 2006 will depend upon market conditions and other factors.
Webcast of Conference Call
The public is invited to listen to a live audio Webcast of the company’s fourth-quarter conference call with the financial community on Tuesday, January 31, at 9:30 a.m. Eastern Standard Time. Management plans to discuss 2005 fourth-quarter and full-year 2005 results and provide its outlook for the 2006 first quarter. Information pertaining to the Webcast can be found at the company’s Web site at http://www.phelpsdodge.com.
Company Profile
Phelps Dodge Corp. is one of the world’s leading producers of copper and molybdenum and is the largest producer of molybdenum-based chemicals and continuous-cast copper rod. The company and its two divisions, Phelps Dodge Mining Co. and Phelps Dodge Industries, employ approximately 15,500 people worldwide.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed annual report on Form 10-K for the fiscal year ended December 31, 2004.
###

PHELPS DODGE CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Unaudited; in millions except per share data)

			Year Ended
	Fourth Quarter		December 31,
	2005	2004	2005	2004
Sales and other operating revenues	$2,255.6	1,821.0	8,287.1	6,415.2

Operating costs and expenses
Cost of products sold (exclusive of items shown separately below)	1,512.2	1,155.1	5,281.8	4,226.7
Depreciation, depletion and amortization	107.9	117.3	441.8	455.5
Selling and general administrative expense	40.0	44.7	158.5	140.1
Exploration and research expense	49.7	16.3	117.0	56.4
Special items and provisions, net (see Note 1)	41.8	55.2	523.1	61.6

	1,751.6	1,388.6	6,522.2	4,940.3

Operating income	504.0	432.4	1,764.9	1,474.9
Interest expense	(16.6)	(25.5)	(78.6)	(123.2)
Capitalized interest	7.2	0.2	16.3	0.3
Early debt extinguishment costs (see Note 1)	—	(5.6)	(54.0)	(43.2)
Gain on sale of cost-basis investment (see Note 1)	—	—	438.4	—
Change in interest gains (see Note 1)	8.8	—	168.3	—
Miscellaneous income and expense, net	17.6	26.1	93.3	45.3

Income from continuing operations before taxes, minority interests in consolidated subsidiaries, equity in net earnings (losses) of affiliated companies and cumulative effect of accounting change	521.0	427.6	2,348.6	1,354.1
Provision for taxes on income (see Note 2)	(276.6)	(31.4)	(577.0)	(131.3)
Minority interests in consolidated subsidiaries	(73.9)	(52.6)	(190.4)	(201.1)
Equity in net earnings (losses) of affiliated companies	0.8	0.9	2.7	1.9

Income from continuing operations before cumulative effect of accounting change	171.3	344.5	1,583.9	1,023.6
Discontinued operations:
Income (loss) from discontinued operations, net of taxes (including loss on disposal of $5.0 in 2005 periods, net of taxes) (see Note 5)	(39.9)	(3.4)	(17.4)	22.7

Income before cumulative effect of accounting change	131.4	341.1	1,566.5	1,046.3
Cumulative effect of accounting change, net of taxes (see Note 6)	(10.1)	—	(10.1)	—

Net income	121.3	341.1	1,556.4	1,046.3
Preferred stock dividends	—	(3.4)	(6.8)	(13.5)

Net income applicable to common shares	$121.3	337.7	1,549.6	1,032.8

Weighted average number of common shares outstanding — basic	100.9	95.1	97.9	93.4

Basic earnings per common share:
Income from continuing operations	$1.70	3.59	16.12	10.82
Income (loss) from discontinued operations	(0.40)	(0.04)	(0.18)	0.24
Cumulative effect of accounting change	(0.10)	—	(0.10)	—

Basic earnings per common share	$1.20	3.55	15.84	11.06

Weighted average number of common shares outstanding — diluted	101.6	100.4	101.3	98.9

Diluted earnings per common share:
Income from continuing operations	$1.69	3.43	15.64	10.35
Income (loss) from discontinued operations	(0.40)	(0.03)	(0.17)	0.23
Cumulative effect of accounting change	(0.10)	—	(0.10)	—

Diluted earnings per common share	$1.19	3.40	15.37	10.58

BUSINESS DIVISIONS
(Unaudited; in millions)
Sales and other operating revenues — unaffiliated customers
Phelps Dodge Mining Company	$1,935.3	1,554.1	7,097.5	5,443.4
Phelps Dodge Industries	320.3	266.9	1,189.6	971.8

	$2,255.6	1,821.0	8,287.1	6,415.2

Operating income (loss)
Phelps Dodge Mining Company	$556.4	516.4	1,929.9	1,606.7
Phelps Dodge Industries	(12.1)	2.8	14.6	18.8
Corporate and Other	(40.3)	(86.8)	(179.6)	(150.6)

	$504.0	432.4	1,764.9	1,474.9

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED BALANCE SHEET
(Unaudited; in millions except per share prices)

	December 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$1,916.7	1,200.1
Restricted cash	20.8	—
Accounts receivable, net	1,028.0	761.5
Mill and leach stockpiles	36.6	26.2
Inventories	329.5	392.1
Supplies	199.7	192.7
Prepaid expenses and other current assets	83.6	46.0
Deferred income taxes	82.0	43.1
Assets held for sale	373.8	—

Current assets	4,070.7	2,661.7
Investments and long-term receivables	142.6	120.7
Property, plant and equipment, net	4,830.9	5,318.9
Long-term mill and leach stockpiles	133.3	131.0
Deferred income taxes	99.6	61.8
Goodwill	22.3	103.5
Intangible assets, net	7.5	5.3
Long-term assets held for sale	431.4	—
Other assets and deferred charges	619.7	191.2

	$10,358.0	8,594.1

Liabilities
Current liabilities:
Short-term debt	$14.3	78.8
Current portion of long-term debt	2.5	45.9
Accounts payable and accrued expenses	1,445.7	972.1
Dividends payable	—	3.4
Accrued income taxes	23.6	67.8
Liabilities related to assets held for sale	123.2	—

Current liabilities	1,609.3	1,168.0
Long-term debt	677.7	972.2
Deferred income taxes	558.0	448.4
Long-term liabilities related to assets held for sale	61.3	—
Other liabilities and deferred credits	934.2	1,107.3

	3,840.5	3,695.9

Minority interests in consolidated subsidiaries	915.9	555.1

Shareholders’ equity
Common shares, par value $6.25; 300.0 shares authorized; 101.6 outstanding in 2005 and 95.9 outstanding in 2004	635.1	599.5
Preferred shares, par value $1.00; 6.0 shares authorized; 2.0 outstanding in 2004	—	2.0
Capital in excess of par value	1,998.8	1,906.4
Retained earnings	3,158.8	2,239.9
Accumulated other comprehensive loss	(154.5)	(384.2)
Other	(36.6)	(20.5)

	5,601.6	4,343.1

	$10,358.0	8,594.1

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited; in millions)

	Year Ended December 31,
	2005	2004
Operating activities
Net income	$1,556.4	1,046.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	490.9	507.1
Deferred income tax provision (benefit)	16.4	(17.8)
Equity in net earnings (losses) of affiliated companies, net of dividends received	(0.1)	2.2
Gain on sale of cost-basis investment	(438.4)	—
Change in interest gains	(168.3)	—
Special items and provisions	612.1	59.9
Early debt extinguishment costs	54.0	43.2
Minority interests in consolidated subsidiaries	190.6	201.8
Loss on disposal of discontinued operations	5.8	—
Cumulative effect of accounting change	13.5	—
Changes in current assets and liabilities:
Accounts receivable	(399.0)	(276.2)
Repayment of securitized accounts receivable	(85.0)	—
Mill and leach stockpiles	(10.5)	1.0
Inventories	(46.5)	(0.4)
Supplies	(33.8)	(23.6)
Prepaid expenses and other current assets	(35.2)	(6.7)
Interest payable	(3.8)	(8.2)
Other accounts payable	159.6	212.1
Accrued income taxes	(0.9)	17.5
Other accrued expenses	312.6	(42.8)
Pension plan contributions	(250.0)	(85.4)
VEBA trusts contributions	(200.0)	—
Other operating, net	29.3	70.1

Net cash provided by operating activities	1,769.7	1,700.1

Investing activities
Capital outlays	(686.0)	(303.6)
Capitalized interest	(17.6)	(1.0)
Investments in subsidiaries and other, net of cash received and acquired	(12.2)	(13.7)
Proceeds from asset dispositions	18.2	26.9
Proceeds from sale of cost-basis investment	451.6	—
Restricted cash	(20.8)	—
Global environmental trust contribution	(100.0)	—
Other investing, net	(1.2)	0.4

Net cash used in investing activities	(368.0)	(291.0)

Financing activities
Proceeds from issuance of debt	21.6	150.0
Payment of debt	(416.0)	(1,257.1)
Common dividends	(630.7)	(47.5)
Preferred dividends	(10.1)	(13.5)
Minority interests dividends	(98.5)	(10.5)
Issuance of shares, net	55.9	291.0
Debt issue costs	(18.8)	(7.0)
Proceeds from issuance of Cerro Verde and Ojos del Salado stock	466.6	—
Other financing, net	(55.8)	(52.6)

Net cash used in financing activities	(685.8)	(947.2)

Cash included in assets held for sale	(11.0)	—
Effect of exchange rate impact on cash and cash equivalents	11.7	26.1

Increase in cash and cash equivalents	716.6	488.0
Increase at beginning of 2004 from fully consolidating El Abra and Candelaria	—	28.3
Cash and cash equivalents at beginning of period	1,200.1	683.8

Cash and cash equivalents at end of period	$1,916.7	1,200.1

See Notes to Consolidated Financial Information.

PHELPS DODGE MINING COMPANY
OPERATING STATISTICS
(Unaudited)

			Year Ended
	Fourth Quarter		December 31,
	2005	2004	2005	2004
Copper production (thousand short tons):
Morenci:
Electrowon	102.8	105.4	400.0	420.3
Bagdad:
Concentrate	15.2	21.7	84.8	82.1
Electrowon	5.1	6.5	15.8	28.0
Sierrita:
Concentrate	17.5	18.4	71.8	73.5
Electrowon	1.7	2.6	7.5	4.0
Miami/Bisbee:
Electrowon	3.1	2.7	12.3	9.8
Chino/Cobre:
Concentrate	13.5	15.0	50.7	29.8
Electrowon	12.3	14.0	54.1	61.9
Tohono:
Electrowon	0.6	—	2.5	—
Tyrone:
Electrowon	9.6	10.3	40.5	43.1
Candelaria/Ojos del Salado:
Concentrate	50.8	68.3	210.4	230.9
Cerro Verde:
Electrowon	26.5	23.4	103.1	97.6
El Abra:
Electrowon	62.5	58.1	232.2	240.3
Manufacturing	0.6	0.6	2.3	2.3

Total copper production	321.8	347.0	1,288.0	1,323.6
Less 15% undivided interest at Morenci	(15.4)	(15.8)	(60.0)	(63.0)

Copper production on a consolidated basis	306.4	331.2	1,228.0	1,260.6
Less minority participants’ shares previously accounted for on a pro rata basis:
Candelaria/Ojos del Salado (A)	(8.8)	(12.6)	(36.0)	(44.1)
Cerro Verde (B)	(12.3)	(4.1)	(35.9)	(17.1)
El Abra (C)	(30.6)	(28.4)	(113.8)	(117.7)

Copper production on a pro rata basis	254.7	286.1	1,042.3	1,081.7

Copper sales (thousand short tons):
Total copper sales from own mines	326.7	345.2	1,298.4	1,331.9
Less 15% undivided interest at Morenci	(15.4)	(15.8)	(60.0)	(63.0)

Copper sales from own mines on a consolidated basis	311.3	329.4	1,238.4	1,268.9
Less minority participants’ shares previously accounted for on a pro rata basis	(50.7)	(45.1)	(186.8)	(179.8)

Copper sales from own mines on a pro rata basis	260.6	284.3	1,051.6	1,089.1

Total purchased copper (thousand short tons)	115.7	97.4	410.7	433.0
Total copper sales on a consolidated basis	427.0	426.8	1,649.1	1,701.9

Molybdenum production (million pounds):
Primary — Henderson	6.9	7.2	32.2	27.5
By-product	7.6	6.9	30.1	30.0

	14.5	14.1	62.3	57.5

Molybdenum sales (million pounds):
Net Phelps Dodge share from own mines	14.7	16.5	59.9	63.1

(A)	Reflects a 20% partnership interest in Candelaria in Chile; and a 20% equity interest in Ojos del Salado in Chile beginning December 23, 2005.

(B)	Reflects a 17.5% equity interest in Cerro Verde in Peru through May 31, 2005, and a 46.4% equity interest beginning June 1, 2005.

(C)	Reflects a 49% partnership interest in El Abra in Chile.

PHELPS DODGE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)
1. Special Items and Provisions
The following table summarizes special items and provisions for the fourth quarter and year ended December 31, 2005:

($ in millions except per share amounts)				Year Ended
	2005 Fourth Quarter			December 31, 2005
			Per			Per
Consolidated Statement of Income Line Item	Pre-tax	After-tax	Share	Pre-tax	After-tax	Share
Special items and provisions, net:
PDMC -
Asset impairment charges	$(5.5)	(4.2)	(0.04)	(424.6)	(325.1)	(3.21)
Environmental provisions, net	(11.3)	(8.5)	(0.09)	(35.7)	(27.1)	(0.27)
Environmental insurance recoveries, net	(0.3)	(0.3)	—	(1.5)	(1.2)	(0.01)
Historical legal matters	(0.8)	(0.6)	(0.01)	14.5	11.0	0.11

	(17.9)	(13.6)	(0.14)	(447.3)	(342.4)	(3.38)

PDI -
Environmental provisions, net	(2.1)	(1.6)	(0.01)	(2.2)	(1.7)	(0.01)
Restructuring programs/closures	0.1	0.1	—	(0.7)	0.1	—
Asset impairment charges	(5.5)	(4.8)	(0.05)	(7.9)	(6.7)	(0.07)
Employee and transaction costs — sale of North American magnet wire assets	(7.8)	(5.9)	(0.06)	(7.8)	(5.9)	(0.06)

	(15.3)	(12.2)	(0.12)	(18.6)	(14.2)	(0.14)

Corporate and Other -
Environmental provisions, net	(21.3)	(16.3)	(0.16)	(75.4)	(57.6)	(0.57)
Environmental insurance recoveries, net	0.9	0.7	0.01	2.1	1.6	0.02
Sale of non-core real estate	11.2	8.5	0.08	11.2	8.5	0.08
Historical legal matters	0.6	0.5	0.01	4.9	4.6	0.05

	(8.6)	(6.6)	(0.06)	(57.2)	(42.9)	(0.42)

	(41.8)	(32.4)	(0.32)	(523.1)	(399.5)	(3.94)

Early debt extinguishment costs	—	—	—	(54.0)	(41.3)	(0.41)

Gain on sale of cost-basis investment	—	—	—	438.4	388.0	3.83

Change in interest gains:
Cerro Verde stock issuance	—	—	—	159.5	172.9	1.71
Ojos del Salado stock issuance	8.8	8.8	0.09	8.8	8.8	0.09

	8.8	8.8	0.09	168.3	181.7	1.80

Provision for taxes on income:
Foreign dividend taxes	—	(85.7)	(0.84)	—	(88.1)	(0.87)
Tax on unremitted foreign earnings	—	(43.1)	(0.43)	—	(43.1)	(0.43)
Tax charge associated with minimum pension liability reversal	—	(23.6)	(0.23)	—	(23.6)	(0.23)
Reversal of U.S. deferred tax asset valuation allowance	—	4.0	0.04	—	4.0	0.04
Reversal of PD Brazil deferred tax asset valuation allowance	—	11.9	0.12	—	11.9	0.12

	—	(136.5)	(1.34)	—	(138.9)	(1.37)

Minority interests in consolidated subsidiaries:
Tax on unremitted foreign earnings	—	8.6	0.08	—	8.6	0.08

Special items and provisions, net from continuing operations	(33.0)	(151.5)	(1.49)	29.6	(1.4)	(0.01)

Discontinued operations:
Loss on disposal of Columbian Chemicals	(5.8)	(5.0)	(0.05)	(5.8)	(5.0)	(0.05)
Goodwill impairment charge	(89.0)	(67.0)	(0.66)	(89.0)	(67.0)	(0.66)
Tax on unremitted foreign earnings	—	(7.6)	(0.07)	—	(7.6)	(0.08)
Tax benefit on capital losses	—	37.0	0.36	—	37.0	0.37

	(94.8)	(42.6)	(0.42)	(94.8)	(42.6)	(0.42)

Cumulative effect of accounting change	(13.5)	(10.1)	(0.10)	(13.5)	(10.1)	(0.10)

	$(141.3)	(204.2)	(2.01)	(78.7)	(54.1)	(0.53)

The following table summarizes special items for the fourth quarter and year ended December 31, 2004:

($ in millions except per share amounts)
				Year Ended
	2004 Fourth Quarter			December 31, 2004
			Per			Per
Consolidated Statement of Income Line Item	Pre-tax	After-tax	Share	Pre-tax	After-tax	Share
Special items and provisions, net:
PDMC -
Environmental provisions, net	$(2.7)	(2.0)	(0.02)	(16.8)	(12.7)	(0.13)
Environmental insurance recoveries, net	1.8	1.4	0.01	9.1	7.3	0.07
Hidalgo asset impairment	—	—	—	(1.1)	(0.9)	(0.01)
Historical legal matters	—	—	—	(2.5)	(2.0)	(0.02)

	(0.9)	(0.6)	(0.01)	(11.3)	(8.3)	(0.09)

PDI -
Environmental provisions, net	—	—	—	(0.3)	(0.2)	—
Restructuring programs	(3.8)	(2.8)	(0.03)	(10.5)	(7.6)	(0.08)
Asset impairment charges	—	—	—	(0.6)	(0.5)	(0.01)

	(3.8)	(2.8)	(0.03)	(11.4)	(8.3)	(0.09)

Corporate and Other -
Environmental provisions, net	(37.0)	(28.2)	(0.28)	(41.8)	(31.8)	(0.32)
Historical legal matters	(13.6)	(13.5)	(0.13)	2.7	(0.5)	—
Environmental insurance recoveries, net	0.1	—	—	0.2	0.1	—

	(50.5)	(41.7)	(0.41)	(38.9)	(32.2)	(0.32)

	(55.2)	(45.1)	(0.45)	(61.6)	(48.8)	(0.50)

Interest expense:
Texas franchise tax matter	—	—	—	(0.9)	(0.7)	(0.01)

Early debt extinguishment costs	(5.6)	(4.1)	(0.04)	(43.2)	(34.3)	(0.35)

Miscellaneous income and expense, net:
Cost-basis investment write-downs	(1.1)	(0.8)	(0.01)	(11.1)	(9.9)	(0.10)
Sale of miscellaneous asset	10.1	10.1	0.10	10.1	10.1	0.10
Historical legal matter	—	—	—	9.5	7.2	0.07

	9.0	9.3	0.09	8.5	7.4	0.07

Provision for taxes on income:
Reversal of El Abra deferred tax asset valuation allowance	—	—	—	—	30.8	0.31
Reversal of U.S. deferred tax asset valuation allowance	—	30.0	0.30	—	30.0	0.31
Foreign dividend withholding taxes	—	(9.6)	(0.10)	—	(9.6)	(0.10)
PD Brazil deferred tax asset valuation allowance	—	—	—	—	(9.0)	(0.09)

	—	20.4	0.20	—	42.2	0.43

Minority interests in consolidated subsidiaries:
Reversal of El Abra deferred tax asset valuation allowance	—	—	—	—	(15.1)	(0.15)
Candelaria early debt extinguishment costs	—	—	—	—	2.5	0.03
El Abra early debt extinguishment costs	—	0.9	0.01	—	0.9	0.01

	—	0.9	0.01	—	(11.7)	(0.11)

Special items and provisions, net from continuing operations	(51.8)	(18.6)	(0.19)	(97.2)	(45.9)	(0.47)

Discontinued operations:
Asset impairment charges	(5.9)	(4.5)	(0.04)	(5.9)	(4.5)	(0.04)

	$(57.7)	(23.1)	(0.23)	(103.1)	(50.4)	(0.51)

2. Provision for Taxes on Income
The company’s income tax provision for the 2005 fourth quarter resulted from:
•	taxes on earnings at international operations of $201.9 million, including deferred tax benefits of $12.1 million resulting from a decrease in the company’s deferred tax asset valuation allowance. The decrease in the valuation allowance is related primarily to the determination that PD Brazil will be able to recover its deferred tax assets; the related income tax benefit ($11.9 million) is included as a special item. Additional taxes recognized in special items and provisions included Chilean taxes recognized in connection with dividends received ($68.9 million), as well as on the unremitted portion of prior year earnings that are no longer considered to be indefinitely reinvested ($43.1 million, $34.5 million net of minority interests).

•	taxes on earnings at domestic operations of $74.7 million, including a net deferred tax charge of $10.3 million resulting from an increase in the company’s deferred tax asset valuation allowance. The net increase in the valuation allowance related to an increase in the company’s minimum tax credits of $16.6 million, partially offset by a $6.3 million valuation allowance release primarily relating to certain state net operating loss carryforwards, $4.0 million included as a special item. Additional taxes recognized in special items and provisions include U.S. income taxes on dividends received ($16.8 million) and taxes resulting from the funding of the company’s minimum pension obligation ($23.6 million).
The company’s income tax provision for the year ended December 31, 2005, resulted from:
•	taxes on earnings at international operations of $323.1 million, including a net deferred tax benefit of $11.0 million resulting from a decrease in the company’s deferred tax asset valuation allowance. The decrease in the valuation allowance is related primarily to the determination that PD Brazil will be able to recover its deferred tax assets; the related income tax benefit ($11.9 million) is included as a special item. Additional taxes recognized in special items and provisions included Chilean taxes recognized in connection with dividends received ($68.9 million), as well as on the unremitted portion of prior year earnings that are no longer considered to be indefinitely reinvested ($43.1 million, $34.5 million net of minority interests).

•	taxes on earnings at domestic operations of $253.9 million, including a net deferred tax charge of $12.5 million resulting from an increase in the company’s deferred tax asset valuation allowance. The net increase in the valuation allowance related to an increase in the company’s minimum tax credits of $21.7 million, partially offset by a $9.2 million valuation allowance release relating to certain state net operating loss carryforwards, $4.0 million included as a special item. Additional taxes recognized in special items and provisions include U.S. income taxes on dividends received ($19.2 million) and taxes resulting from the funding of the company’s minimum pension obligation ($23.6 million).
3. Zero-Premium Copper Collars and Copper Put Options Purchased for Certain 2005, 2006 and 2007 Expected Production
Phelps Dodge entered into programs to protect a portion of its expected global copper production by purchasing zero-premium copper collars (consisting both of put options and call options) and copper put options. The copper collars and put options are settled on an average LME pricing basis for their respective hedge periods. For 2005 and 2006, the copper collar put options are based on monthly settlements, and for 2007, the copper collar put options are based on annual settlements; the copper collar call options are settled annually. The copper put options are settled monthly for 2006 and annually for 2007. Phelps Dodge has entered into the programs as insurance to help ameliorate the effects of unanticipated copper price decreases. None of these programs qualify for deferred accounting treatment under SFAS No. 133, accordingly all fair value adjustments are recognized in earnings each period.
A summary of the 2005, 2006 and 2007 programs for PDMC follows:
PDMC Zero-Premium Copper Collar and Copper Put Option Programs

	2005	2006	2007
Copper Collars:
Pounds of zero-premium copper collars purchased (in millions) (A)	198	564	486
Average LME put strike price (floor) per pound	$0.943	0.954	0.950
Annual average LME call strike price (ceiling) per pound	$1.400	1.632	2.002
Associated pre-tax charges for the 2005 fourth quarter (in millions) (B)	$11	162	35
Associated pre-tax charges for the year ended December 31, 2005 (in millions) (B)	$54	164	35

Copper Put Options:
Pounds of copper put options purchased (in millions)	—	564	730
Average LME put strike price per pound	$—	0.950	0.950
Premium cost per pound	$—	0.020	0.023
Associated pre-tax charges for the 2005 fourth quarter (in millions) (B)	$—	—	14
Associated pre-tax charges for the year ended December 31, 2005 (in millions) (B)	$—	11	14

(A)	2005 excludes El Abra; refer to table below, which provides a summary of El Abra’s 2005 zero-premium copper collar program.

(B)	The 2005 realized pre-tax charges resulted from the 2005 LME price average of $1.671 per pound exceeding the $1.40 per pound ceiling of our 2005 zero-premium copper collars. Substantially all of the 2006 unrealized pre-tax charges resulted from changes in fair value of the options based on the 2006 LME forward price average of $1.912 per pound (weighted average call strike of $1.632 per pound). The 2007 unrealized pre-tax charges resulted from changes in the fair value of the options based on the 2007 LME forward price average of $1.654 per pound. (Note: The 2007 option fair value is entirely comprised of the time value component which includes volatility.)
A summary of the 2005 program for El Abra follows:

El Abra Zero-Premium Copper Collar Program
2005
Copper Collars:
Pounds of zero-premium copper collars purchased (in millions)	452
Monthly average LME put strike price (floor) per pound	$1.000
Annual average LME call strike price (ceiling) per pound	$1.376
Associated pre-tax charges for the 2005 fourth quarter (in millions) (A)	$25
Associated pre-tax charges for the year ended December 31, 2005 (in millions) (A)	$133

(A)	The realized pre-tax charges resulted from the 2005 LME price average of $1.671 per pound exceeding the ceiling of our 2005 zero-premium copper collars of $1.376 per pound (approximately $13 million and $68 million for PD’s share for the quarter and year ended December 31, 2005, respectively).
Transactions under these copper price protection programs do not qualify for hedge accounting treatment under SFAS No. 133 and are adjusted to fair market value each reporting period with the gain or loss recorded in earnings. The actual impact of our 2006 and 2007 zero-premium copper collar programs will not be fully determinable until the maturity of the collars at each respective year-end.

4. Provisionally Priced Copper Sales Outstanding
Certain of PDMC’s sales agreements provide for provisional pricing based on either COMEX or LME prices (as specified in the contract) when shipped. Final settlement is based on the average applicable price for a specified future period (quotational period or QP), generally from one to three months after arrival at the customer’s facility. PDMC records revenues upon passage of title using anticipated pricing based on the commodity exchange forward rate. For accounting purposes, these revenues are adjusted to fair value through earnings each period until the date of final copper pricing. At December 31, 2005, approximately 240 million pounds of copper sales were provisionally priced at an average of $2.029 per pound with final quotational periods of January 2006 to May 2006. Candelaria accounted for approximately 59 percent of the outstanding provisionally priced sales at December 31, 2005.
Phelps Dodge has entered into copper swap contracts to protect certain provisionally priced sales exposures in a manner designed to allow it to receive the average LME price for the month of shipment while our Candelaria customers receive the QP price they requested (i.e., one to three months after month of arrival at the customer’s facility). As of January 30, 2006, we had in place copper swap contracts for approximately 91 percent of Candelaria’s provisionally priced copper sales outstanding at December 31, 2005, at an average of $1.937 per pound. This program is expected to substantially alleviate the volatility that provisionally priced copper sales could have on our revenues.
5. Pending Business Disposals
Columbian Chemicals Company
On November 15, 2005, Phelps Dodge entered into an agreement to sell its Columbian Chemicals (Columbian) segment to a company owned jointly by One Equity Partners, a private equity affiliate of JPMorgan Chase & Co., and South Korean-based DC Chemical Co. Ltd. Under the terms of the agreement, Phelps Dodge expects to receive cash proceeds of approximately $600 million, including approximately $100 million of Columbian’s foreign-held cash to be distributed to Phelps Dodge prior to the closing of the transaction.
As a result of this transaction, the operating results of Columbian have been reported as discontinued operations in the Consolidated Statement of Income for all periods presented. The following table details selected financial information which has been reported as discontinued operations:

(Dollars in millions)			Year Ended
	Fourth Quarter		December 31,
	2005	2004	2005	2004
Sales and other operating revenues	$196.9	173.9	743.3	674.1
Special items and provisions, net	$(94.8)	(5.9)	(94.8)	(5.9)
Operating income (loss)	$(89.9)	(3.5)	(60.1)	28.7
Benefit (provision) for taxes on income	$51.0	(1.8)	37.0	(11.0)
Income (loss) from discontinued operations	$(39.9)	(3.4)	(17.4)	22.7
In connection with the transaction, net, special charges of $94.8 million ($42.6 million after-tax and net of minority interests) were recorded in discontinued operations for the 2005 fourth quarter, which consists of a goodwill impairment charge of $89.0 million ($67.0 million after-tax and net of minority interests) to reduce the carrying value of Columbian to its estimated fair value less costs to sell, loss on disposal of $5.8 million ($5.0 million after-tax) associated with transaction and employee-related costs and taxes of $7.6 million associated with the sale and unremitted foreign earnings; offset by a capital loss tax benefit of $37.0 million. The transaction is expected to be completed in the 2006 first quarter.
The assets and liabilities of Columbian are presented separately in the Consolidated Balance Sheet as assets and liabilities held for sale. The following table provides the major classes of these assets and liabilities:

(Dollars in millions)
December 31, 2005
Current Assets:
Cash and cash equivalents	$11.0
Accounts receivable, net	163.9
Inventories	70.9
Supplies	15.7
Other current assets	12.1

$273.6

Property, plant and equipment, net	$367.2
Deferred income taxes	4.7
Goodwill	2.0
Other non-current assets	2.9

$376.8

Current Liabilities:
Accounts payable and accrued expenses	$96.9
Accrued income taxes	12.7
Other current liabilities	4.3

$113.9

Deferred income taxes	$35.4
Other long-term liabilities	25.7

$61.1

North American Magnet Wire Assets
On November 15, 2005, Phelps Dodge entered into an agreement to sell substantially all of its North American magnet wire assets (Magnet Wire), including certain copper inventory, to Rea Magnet Wire Company, Inc. (Rea). Under the terms of the agreement, Rea will purchase the assets, including certain copper inventory, for approximately $125 million, subject to a working capital adjustment at the time of closing. At December 31, 2005, the working capital adjustment was approximately $16 million which increases the estimated sales proceeds to approximately $141 million.
In connection with the transaction, special charges of $13.2 million ($10.7 million after-tax) were recorded in the 2005 fourth quarter, consisting of an asset impairment charge of $5.4 million ($4.8 million after-tax) to reduce the carrying value of the assets to their estimated fair value less costs to sell, and transaction and employee-related costs of $7.8 million ($5.9 million after-tax). The transaction is expected to be completed in the 2006 first quarter. The Magnet Wire sales agreement did not meet the criteria for classification as discontinued operations as the company will continue to supply Rea with copper rod after the closing.
The North American magnet wire assets and liabilities associated with the impending sale to Rea are presented separately in the Consolidated Balance Sheet as assets and liabilities held for sale. The following table provides the major classes of these assets and liabilities:

(Dollars in millions)
December 31, 2005
Current Assets:
Accounts receivable, net	$57.1
Inventories	36.4
Supplies	4.2
Other current assets	2.5

$100.2

Property, plant and equipment, net	$54.6

Current Liabilities:
Accounts payable and accrued expenses	$7.9
Accrued income taxes	1.4

$9.3

Other long-term liabilities	$0.2

6. Adoption of New Accounting Standards
Effective for fiscal years ending after December 15, 2005, the company adopted FIN 47, “Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143.” FIN 47 clarifies the term conditional asset retirement obligation as used in Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations,” and requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. Any uncertainty about the amount and/or timing of future settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. Upon adoption of FIN 47, we recorded an increase to our closure and reclamation reserve of $17.9 million, a net increase to our mining properties of $4.4 million and a cumulative effect charge of $10.1 million, net of deferred income taxes ($3.4 million).